UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2005

Robbins & Myers, Inc.

(Exact name of Registrant as specified in its charter)

Ohio	0-288	31-0424220

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1400 Kettering Tower, Dayton, OH	45423

(Address of principal executive offices)	(Zip code)

937-222-2610
(Registrant’s telephone number including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Item 8.01 Other Events.

On February 17, 2005, Robbins & Myers, Inc. issued the following press release:

ROBBINS & MYERS’ MOYNO BUSINESS UNIT & MEMBERS OF UAW LOCAL 902 AGREE ON NEW THREE-YEAR CONTRACT.

DAYTON, OHIO, February 17, 2005 . . . Robbins & Myers, Inc. (NYSE: RBN) announced today that its Moyno, Inc. business unit based in Springfield, Ohio reached agreement on a new three-year labor contract with the UAW International Union and its Local No. 902, which represents 140 Moyno employees.

Alan S. Boyce, President of Moyno, commented on the new labor agreement. “The agreement between Moyno and our employees was arrived at after two months of bargaining. The negotiations were handled in a highly professional manner and I commend the efforts of both the Union Committee and management negotiating committee. This agreement, which was ratified by more than 80% of the voting members, represents a fair and equitable wage and benefit package while providing a means to help control health care costs.”

Moyno, Inc. is a leading manufacturer and marketer of Moyno® progressing cavity pumps, sludge pumps, metering pumps, sanitary pumps, multiphase fluids transfer systems, grinders and controls. The Company has an extensive worldwide stocking distribution network that serves a wide range of industries including water and wastewater treatment, pulp and paper, specialty chemical, food and beverage, pharmaceutical, mining, petrochemical and oil and gas transfer industries.

Robbins & Myers, Inc. is a leading global supplier of highly-engineered, application-critical equipment and systems to the global pharmaceutical, energy, and industrial markets. Headquartered in Dayton, Ohio the Company maintains manufacturing facilities in 15 countries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robbins & Myers, Inc.

Date: February 18, 2005	By:/s/ Kevin J. Brown

Kevin J. Brown
Vice President and Chief Financial Officer